Exhibit 10.1

AMENDMENT NO.1 TO WARRANT

AMENDMENT NO. 1 to WARRANT (this “Amendment”), dated as of May 16, 2011 by and between Orthovita, Inc., a Pennsylvania corporation (the “Company”) and LB I Group, Inc. (“LB I”).

WHEREAS, the Company has issued certain warrants to purchase shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s Senior Secured Note and Warrant Purchase Agreement, dated as of July 30, 2007 (“Note and Warrant Purchase Agreement”), by and among the Company, LB I, as Purchaser, and LB I, as Collateral Agent;

WHEREAS, the terms and conditions of such warrants are set forth in a Warrant dated as of July 30, 2007 (the “Warrant Certificate”);

WHEREAS, Stryker Corporation (“Stryker”), Owl Acquisition Corporation, and the Company propose to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Stryker Merger Agreement”), which provides for Merger Sub to commence a tender offer (the “Stryker Offer”) for all of the issued and outstanding shares of the Common Stock and the merger (the “Stryker Merger”) of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly-owned subsidiary of Stryker;

WHEREAS, as a possible alternative to the Stryker Merger Agreement, the Stryker Offer and/or the Stryker Merger, the Company may determine to enter into an agreement and plan of merger or other agreement contemplating a sale of control or other business combination involving the Company (as any thereof may be amended from time to time, an “Alternative Merger Agreement” and, collectively with the Stryker Merger Agreement, the “Merger Agreement”), any of which may provide for one of the parties to an Alternative Merger Agreement to commence a tender offer (an “Alternative Offer” and, collectively with the Stryker Offer, the “Offer”) for all of the issued and outstanding shares of the Common Stock and/or the merger (an “Alternative Merger” and, collectively with the Stryker Merger, the “Merger”) of one or more of the parties to an Alternative Merger Agreement with the Company or other transactions pursuant to which the Company would engage in a sale of control to, or other business combination with, one or more of the parties to an Alternative Merger Agreement (an “Alternative Transaction”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties hereto desire to amend and supplement certain provisions of the Warrant Certificate;

WHEREAS, pursuant to Section 15 of the Note and Warrant Purchase Agreement, the Warrant Certificate may be amended on the terms and conditions set forth therein;

WHEREAS, LB I is holder of 100% of the outstanding principal amount of the Notes (as defined in the Note and Warrant Purchase Agreement) and 100% of the outstanding Warrants (as defined in the Warrant Certificate); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of LB I.

LB I hereby represents and warrants to the Company as follows:

(a) LB I is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been validly executed and delivered by LB I and constitutes the legal, valid and binding obligation of LBI, enforceable against LB I in accordance with its terms.

(c) Neither the execution and delivery of this Amendment nor the consummation by LB I of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which LB I is a party or by which LB I or LB I’s assets are bound or (ii) result in the violation of, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to LB I. Without limiting the generality of the foregoing, neither the execution and delivery of this Amendment nor the consummation by LB I of the transactions contemplated hereby requires the entry of any order or any other approval from any court (or any other person or entity) overseeing (i) the bankruptcy cases of Lehman Brothers Holdings Inc. and certain of its affiliated debtors in possession, which commenced voluntary proceedings under chapters 11 or 15 of title 11 of the United States Code beginning on September 15, 2008 and periodically thereafter, or (ii) the liquidation of Lehman Brothers Inc. under the Securities Investor Protection Act of 1970.

(d) LB I is the record and beneficial owner of 100% of the outstanding principal amount of the Notes and 100% of the outstanding Warrants. The total number of shares of Common Stock subject to such Warrants is 1,100,000 and the per share exercise price of such Warrants is $3.41.

SECTION 2. Representations and Warranties of the Company.

The Company hereby represents and warrants to LBI as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) Neither the execution and delivery of this Amendment nor the consummation by the Company of the transactions contemplated hereby will (i) result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company or the Company’s assets are bound or (ii) result in the violation of, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company.

SECTION 3. Amendment of Warrants.

The Warrant Certificate shall be amended and supplemented by the addition of the following paragraph at the end of Section 9 thereof:

“(g) Certain Mergers and Other Transactions. Notwithstanding anything to the contrary herein and without any action on the part of any Holder of any Warrant,

(i) Any Warrant that is outstanding and unexercised immediately prior to the effective time of a merger (the “Merger”) contemplated by the Merger Agreement (as defined in Amendment No. 1 to this Warrant) shall be canceled and, in exchange therefor, each former Holder of each such canceled Warrant shall be entitled to receive, in consideration of the cancellation of such Warrant and in full and complete settlement therefor, an amount in cash (without interest and subject to any applicable withholding of taxes required by applicable law) equal to the excess of (A) (1) the cash consideration payable to holders of Common Stock in the Merger pursuant to the Merger Agreement over (2) the Exercise Price per share of Common Stock immediately prior to the effective time of such Merger multiplied by (B) the total number of shares of Common Stock previously subject to such Warrant immediately prior to the effective time of such Merger. Subject to receipt of a duly completed and validly executed letter of transmittal (and any other documents required thereby) substantially in the form required of holders of Common Stock pursuant to the Merger Agreement in connection with the payment of the merger consideration payable to such holders pursuant to the Merger Agreement, the Company shall make the cash payments contemplated hereby as promptly as practicable after the effective time of the Merger.

(ii) In the case of a merger contemplated by an Alternative Merger Agreement (as defined in Amendment No. 1 to this Warrant) in which the consideration payable to holders of Common Stock does not consist exclusively of cash, any Warrant that is outstanding and unexercised immediately prior to the effective time of such Alternative Merger (as defined in Amendment No. 1 to this Warrant) contemplated by the related Alternative Merger Agreement shall be canceled and, in exchange therefor, each former Holder of each such canceled Warrant shall be entitled to receive, in consideration of the cancellation of such Warrant and in full and complete settlement therefor, an amount in cash (without interest and subject to any applicable withholding of taxes required by applicable law) equal to the excess of (A) (1) the consideration payable to holders of Common Stock in such Alternative Merger pursuant to the related Alternative Merger Agreement, computing the value of any securities comprising such consideration based on the last sale price thereof in the principal trading market therefor on the date of the effective time of such Alternative Merger (or, if such date is not a trading day, then on the trading day immediately prior thereto), over (2) the Exercise Price per share of Common Stock immediately prior to the effective time of such Alternative Merger multiplied by (B) the total number of shares of Common Stock previously subject to such Warrant immediately prior to the effective time of such Alternative Merger. Subject to receipt of a duly completed and validly executed letter of transmittal (and any other documents required thereby) substantially in the form required of holders of Common Stock pursuant to any Alternative Merger Agreement in connection with the payment of the merger consideration payable to such holders pursuant to such Alternative Merger Agreement, the Company shall make the cash payments contemplated hereby as promptly as practicable after the effective time of the related Alternative Merger.

(iii) In the case of an Alternative Transaction (as defined in Amendment No. 1 to this Warrant), any Warrant that is outstanding and unexercised immediately prior to the consummation of such Alternative Transaction shall be canceled and, in exchange therefor, each former Holder of each such canceled Warrant shall be entitled to receive, in consideration of the cancellation of such Warrant and in full and complete settlement therefor, an amount in cash (without interest and subject to any applicable withholding of taxes required by applicable law) equal to the excess of (A) (1) the cash consideration payable to holders of Common Stock in such Alternative Transaction (or, if the consideration payable to holders of Common Stock in such Alternative Transaction does not consist solely of cash, the consideration payable to holders of Common Stock in such Alternative Transaction, computing the value of any securities comprising such consideration based on the last sale price thereof in the principal trading market therefor on the date of the effective time of such Alternative Transaction (or, if such date is not a trading day, then on the trading day immediately prior thereto)) over (2) the Exercise Price per share of Common Stock immediately prior to the consummation of such Alternative Transaction multiplied by (B) the total number of shares of Common Stock previously subject to such Warrant immediately prior to the consummation of such Alternative Transaction. Subject to receipt of a duly completed and validly executed letter of transmittal (and any other documents required thereby) substantially in the form required of holders of Common Stock pursuant to the transaction agreements relating to such Alternative Transaction in connection with the payment of the consideration payable to such holders pursuant to such transaction agreements, the Company shall make the cash payments contemplated hereby as promptly as practicable after the consummation of such Alternative Transaction.”

SECTION 4. Waiver of Notices. This Amendment shall constitute notice to LB I of the Merger Agreement and the transactions contemplated thereby, including the tender offer and the merger contemplated thereby, for purposes of the Warrant Certificate, and LB I, in its capacity as Holder of the Warrants, hereby waives any further rights to notice with respect to the Merger Agreement and the transactions contemplated thereby, including the tender offer and the merger, pursuant to the Warrant Certificate.

SECTION 5. Miscellaneous.

(a) Except as specifically set forth in this Amendment, the Warrant Certificate shall remain in full force and effect.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

(c) This Amendment may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the Company and LB I have caused this Amendment to be duly executed and delivered as of the date first written above.

ORTHOVITA, INC.

By:	/s/ ANTONY KOBLISH
Name: Antony Koblish
Title: President and Chief Executive Officer

LB I GROUP, INC.

By:	/s/ ASHVIN RAO
Name: Ashvin Rao
Title: Authorized Signatory